THE TJX COMPANIES, INC.
Public Information 508-390-2309
                                           NEWS RELEASE


CONTACTS:
Steven Wishner                        Sherry Lang
Vice President                        Assistant Vice President
Treasurer                             Investor Relations Director

                                      FOR IMMEDIATE RELEASE
                                      (Friday, May 24, 1996)


THE TJX COMPANIES, INC. ANNOUNCES FILING OF REGISTRATION TO SELL MAJORITY OF CHADWICK'S OF BOSTON IN PUBLIC OFFERING


     Framingham, MA -- The TJX Companies, Inc. (NYSE:TJX), announced that Chadwick's of Boston, Ltd., a Delaware holding company which has been formed to own TJX's women's fashion off-price catalog subsidiary of the same name, today filed a registration statement with the Securities and Exchange Commission for an initial public offering of 9,260,000 shares of Chadwick's to be sold by TJX (which does not include an underwriters' over-allotment option of 1,389,000 shares). The intent to file this registration was previously announced by TJX. The offering will be made through underwriters led by Salomon Brothers Inc. and Goldman, Sachs & Co.

     It is currently estimated that the initial public offering price will range from $14.00 to $16.00 per share. After the offering, TJX will continue to own approximately 39% of the outstanding shares of common stock of Chadwick's (exclusive of the underwriters' over-allotment option).

     The TJX Companies, Inc. is the largest off-price apparel retailer, with 590 T.J. Maxx stores, 494 Marshalls stores, the nation's largest women's fashion off-price catalog Chadwick's of Boston, 57 Winners Apparel Ltd. off-price family apparel stores in Canada, and 23 HomeGoods off-price home fashions stores. TJX is also developing T.K. Maxx, an off-price apparel concept operating 9 stores in the United Kingdom.

               A registration  statement relating  to  these
          securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A prospectus relating to the shares of Chadwick's to be offered by TJX may be obtained from Investor Relations, The TJX Companies, Inc., 770 Cochituate Road, Framingham, MA, 01701.

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